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Exhibit 15

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders
Aon Corporation

        We consent to the incorporation by reference in the Registration Statements of Aon Corporation described in the following table of our report dated May 3, 2004, with respect to the unaudited condensed consolidated interim financial statements of Aon Corporation included in its Form 10-Q for the quarter ended March 31, 2004.

Registration Statement
Form	Number	Purpose
S-8	33-27984	Pertaining to Aon's savings plan
S-8	33-42575	Pertaining to Aon's stock award plan and stock option plan
S-8	33-59037	Pertaining to Aon's stock award plan and stock option plan
S-3	333-50607	Pertaining to the registration of 369,000 shares of common stock
S-8	333-55773	Pertaining to Aon's stock award plan, stock option plan, and employee stock purchase plan
S-3	333-78723	Pertaining to the registration of debt securities, preferred stock and common stock
S-4	333-57706	Pertaining to the registration of up to 3,852,184 shares of common stock
S-3	333-74364	Pertaining to the registration of debt securities, preferred stock, common stock, share purchase contracts, and share purchase units
S-3	333-100466	Pertaining to the registration as amended of 2,707,018 shares of common stock
S-3	333-102799	Pertaining to the registration of senior convertible debentures and common stock
S-8	333-103344	Pertaining to the registration of common stock
S-8	333-106584	Pertaining to Aon's deferred compensation plan
ERNST & YOUNG LLP
Chicago, Illinois May 3, 2004

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  Exhibit 15
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS